Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Post-Effective Amendment No.2 to the Registration Statement on Form F-1 of XORTX Therapeutics Inc. (the “Company”), of our report dated April 1, 2024, on the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2023, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

April 23, 2026